UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report: April 30, 2018

(Date of earliest event reported)

Ceridian HCM Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38467	46-3231686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3311 East Old Shakopee Road Minneapolis, Minnesota		55425
(Address of principal executive offices)		(Zip Code)

(952) 853-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement

Credit Agreement

On April 30, 2018, Ceridian HCM Holding Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the lenders party thereto (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent and collateral agent for the Lenders (the senior secured credit facilities provided thereunder, the “New Senior Secured Credit Facilities”).

The New Senior Secured Credit Facilities consist of (i) senior secured term loan facilities in an aggregate principal amount of $680.0 million (the “Senior Secured Term Loan Facility”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of $300.0 million (the “Senior Secured Revolving Credit Facility”). The loans under the Senior Secured Term Loan Facility mature on April 30, 2025, and the loans under the Senior Secured Revolving Credit Facility mature on April 30, 2023. The New Senior Secured Credit Facilities are guaranteed by all of the Company’s wholly-owned domestic restricted subsidiaries (subject to customary exceptions) (the “Guarantors”) and are secured by a guarantee and collateral agreement which pledges a lien on virtually all of the Company’s assets, including fixed assets and intangibles, and the assets of the Guarantors, subject to customary exceptions (the “Collateral”).

The Senior Secured Term Loan Facility is subject to amortization of principal, payable in equal quarterly installments on the last day of each fiscal quarter, commencing on December 31, 2018, with 1.0% of the aggregate principal amount of all initial term loans outstanding at closing to be payable each year prior to the maturity date of the Senior Secured Term Loan Facility. The remaining initial aggregate principal amount will be payable at the maturity date of the Senior Secured Term Loan Facility.

The Senior Secured Term Loan Facility bears interest at rates based upon, at the option of the Company, either (i) the base rate plus an applicable percentage of 2.25% and (ii) the Eurodollar rate plus an applicable percentage of 3.25%. Such applicable percentage will be reduced by 0.25% per annum if the corporate family rating of the Company from Moody’s is B2 or better, each such reduction being effective during the period commencing on the date of such change in rating becomes effective and ending on the date immediately preceding the effective date of next change in rating.

The Senior Secured Revolving Credit Facility bears interest at rates based upon, at the option of the Company, (i) the base rate or the Canadian prime rate, as applicable, plus an applicable percentage of between 1.25% to 1.75% per annum, depending on the consolidated first lien leverage ratio of the Company or (ii) the Eurocurrency rate or the CDOR rate plus an applicable percentage of between 2.25% to 2.75% per annum, depending on the consolidated first lien leverage ratio of the Company.

The Company will be required to pay a fee with respect to the unused commitments under the Senior Secured Revolving Credit Facility in an amount of between 0.25% and 0.50% per annum depending on the consolidated first lien leverage ratio of the Company.

The Company will have the right to prepay the loans outstanding under the New Senior Secured Credit Facilities without premium or penalty (subject to customary Eurocurrency and/or CDOR breakage costs), except that any prepayment or amendment resulting in a repricing transaction prior to the date that is six months after the closing date of the New Senior Secured Credit Facilities will be subject to a 1.00% fee.

The Company will be required to prepay the loans under Senior Secured Term Loan Facility with, among other things, proceeds of asset sales, excess cash flow and/or proceeds of debt under certain circumstances.

Under the Credit Agreement governing the New Senior Secured Credit Facilities, the Company and the Guarantors are subject to customary affirmative and negative covenants, and events of default for facilities of this type (with customary grace periods, as applicable, and lender remedies).

The Credit Agreement governing the New Senior Secured Credit Facilities will include a “financial” covenant for the benefit of the lenders under the Senior Secured Revolving Credit Facility that will require the Company to maintain a first lien net leverage ratio of not greater than 7.25:1.00 on the last day of any fiscal quarter on which the outstanding amount of revolving loans and certain letters of credit exceeds 35% of the total revolving credit commitment.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018 to be filed in due course.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 8.01 Other Events

On April 30, 2018, the Company announced that it had closed its initial public offering of 21,000,000 shares of common stock, priced at $22.00 a share, and that the underwriters exercised their option to purchase an additional 3,150,000 shares of common stock from the Company at the initial public offering price. The Company will use the net proceeds from the sale of shares to be sold by it as set forth in the prospectus for the offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

99.1	Press Release, dated as of April 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERIDIAN HCM HOLDING INC.

By:	/s/ William E. McDonald
Name:	William E. McDonald
Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Date: May 2, 2018